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                                    [LETTERHEAD]


                                   August 26, 1996





Mr. Warren Kantor
c/o Olympic Financial Ltd.
7825 Washington Avenue South
Minneapolis, MN 55439-2435

Dear Mr. Kantor:

     This letter is to confirm the terms pursuant to which you have agreed to serve as Chairman of the Executive Committee (the "Committee") of the Board of Directors (the "Board") of Olympic Financial Ltd. (the "Company"), effective as of August 26, 1996.

     You shall serve as Chairman of the Committee until the earliest of:
(i) your removal by the Board, (ii) your resignation from such position, or
(iii) August 14, 1997. During this period you will normally devote two and one half (2 1/2) days per week to the affairs of the Company, two (2) of which will normally be spent at the Company's offices in Minneapolis, Minnesota.
It is understood that you have unchangeable commitments approximately one week per month when you will not be in Minneapolis, Minnesota and you will only be available by phone. In your capacity as Chairman of the Committee, you shall serve as neither an employee nor an executive officer of the Company.

     In consideration for your services as Chairman of the Committee, you shall be entitled to the following compensation:

     1. 200,000 options to purchase shares of the Company's common stock at $17.375 per share (100,000 options to be immediately vested and exercisable, and the remainder to be proportionately vested and exercisable on the basis of your tenure as Chairman of the Committee on and after February 14, 1997 through August 14, 1997). Options to purchase shares which have not vested on the date your duties as Chairman of the Committee cease shall be forfeited.

     2. A bonus of up to 25,714 shares of the Company's common stock to be paid as follows: (i) you will receive a bonus of 12,857 shares on August 26, 1996, and (ii) if your duties as Chairman of the Committee end on or after February 14, 1997, the number of additional bonus shares you


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Mr. Warren Kantor
August 26, 1996
Page 2

          will be determined by multiplying 12,857 shares by the percentage of the time that you will serve as Chairman of the Committee for the period from February 14, 1997 through August 14, 1997. Such additional shares, if any, will be issued upon the termination of your service as Chairman.

     3. The Company shall provide reimbursement for all reasonable expenses incurred in connection with the performance of your duties as the Chairman of the Committee, including expenses for travel, lodging, telephonic communications and similar items.

     If the terms of this letter meet with your approval and understanding, please so indicate by signing your name as printed below.


                                   OLYMPIC FINANCIAL LTD.

                                   By: The Compensation Committee of its
                                        Board of Directors


                                      /s/ James L. Davis
                                      -----------------------------------
                                      James L. Davis

Agreed and Accepted as of
the date first written above.


/s/ Warren Kantor
-----------------------------
Warren Kantor